UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

(Date of earliest event reported): August 22, 2005

TANGER FACTORY OUTLET CENTERS, INC.

_________________________________________

(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of Incorporation)	1-11986 (Commission File Number)	56-1815473 (I.R.S. Employer Identification Number)

3200 Northline Avenue, Greensboro, North Carolina 27408 (Address of principal executive offices) (Zip Code)
(336) 292-3010 (Registrants’ telephone number, including area code) N/A (former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Definitive Material Agreement

On August 22, 2005, Tanger Factory Outlet Centers, Inc. issued a press release announcing that it has agreed to acquire for $282.5 million the remaining two thirds interest in the Charter Oak portfolio owned by an affiliate of Blackstone Real Estate Advisors (“Blackstone”). The Charter Oak portfolio, comprised of nine factory outlet centers (approximately 3.3 million square feet), was acquired in December 2003 by a joint venture company, owned one third by us and two thirds by Blackstone. Since then, we have provided operating, management, leasing and marketing services for the properties whose operating results have been included in our consolidated financial statements since the original acquisition date.

The purchase price of $282.5 million involves an all-cash payment, which will be financed in the public markets through a mixture of long-term unsecured debt and equity. Closing of the transaction is subject to certain conditions including those contained within an existing GMAC loan currently collateralizing the properties. We anticipate the transaction will close by October 2005. The press release is attached to this current report as Exhibit 99.1.

Neither this current report nor the attached press release constitutes an offer of any securities for sale.  Any offering will be made only by means of a prospectus.

Matters discussed in this current report may be forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2005

TANGER FACTORY OUTLET CENTERS, INC.

By:   /s/ Frank C. Marchisello Jr.

        Frank C. Marchisello, Jr.

        Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

99.1	Press release dated August 22, 2005 announcing the execution of a definitive agreement for the acquisition of Blackstone Real Estate Advisors’ ownership interest in the Charter Oak portfolio.